Exhibit 4.20

April 16, 2014

Securities and Exchange Commission

100 F Street, N.T.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2013 dated April 16, 2014 of Sinovac Biotech Ltd. and are in agreement with the statements contained in paragraphs 1, 2, 3, 4 and 5 of Item 16F. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Vancouver, Canada